EXHIBIT 10.11
FLOWERS FOODS, INC.
2001 EQUITY AND PERFORMANCE INCENTIVE PLAN
2008 Restricted Stock Agreement
     WHEREAS,                                                              (the “Grantee”) is an employee of Flowers Foods, Inc. (the “Company”) or a Subsidiary (as defined below); and
     WHEREAS, the grant of Restricted Stock to the Grantee has been duly authorized by a resolution of the Committee (as defined below) duly adopted on                                                              (the “Date of Grant”).
     NOW, THEREFORE, pursuant to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant                                          shares of Restricted Stock, pursuant to this 2008 Restricted Stock Agreement (this “Agreement”). The Restricted Stock shall be fully paid and nonassessable and shall be represented by a certificate registered in the name of the Grantee and bearing a legend referring to the restrictions hereinafter set forth.
     1. Vesting of Restricted Stock. (a) On the second anniversary of the Date of Grant, the Restricted Stock shall become nonforfeitable, subject to the Grantee’s remaining in the continuous employ of the Company until said date, if the criteria listed in section (b) below have been met as of said date. For purposes of this Agreement, Grantee’s employment with the Company will be deemed to have ceased as of the last day worked. In the case of a Grantee’s receiving short term disability benefits, employment will be deemed to have ceased on the last day for which such short term benefits are paid.
     (b) (i) In order for the Restricted Stock to become nonforfeitable as of said second anniversary, the following Management Objective must be achieved as of said date: the Company’s average “return on invested capital” calculated on continuing operations for its fiscal years 2008 and 2009 must exceed its weighted average “cost of capital” by 2.5% for said period.
          (ii) In the event that the requirements of subparagraph (b)(i) above are satisfied, the Grant of Restricted Stock will be further adjusted according to achievement of a management objective based on the relative performance of the Company’s “total return to shareholders” (“Flowers TSR”) determined for its 2008 and 2009 fiscal years compared to the “total return to shareholders” of the Standard & Poor’s 500 Packaged Food and Meat Index (“S&P TSR”) for the same, or approximately same, period as follows:
(A)	If the Flowers TSR is equal to the fiftieth percentile S&P TSR, there shall be no adjustment.

(B)	If the Flowers TSR is less than the S&P TSR, the Grant shall be reduced by 1.3% for each percentile below the fiftieth by which the Flowers TSR is less than the S&P TSR at the fiftieth percentile, but in no event shall the reduction exceed 20% (e.g., if Flowers

TSR equals the fortieth percentile of S&P TSR, the Grant shall be reduced by 13%, and if equal to the twenty-fifth percentile, the Grant shall be reduced by 20%).

(C)	If the Flowers TSR exceeds the S&P TSR at the fiftieth percentile, the Grant shall be increased by 1.3% for each percentile above the fiftieth by which the Flowers TSR exceeds the S&P TSR at the fiftieth percentile, but in no event shall the increase exceed 20% (e.g., if Flowers TSR equals the fifty-seventh percentile of S&P TSR, the Grant shall be increased by 9.1%; and if equal to the eighty-fifth percentile, the Grant shall be increased by 20%). For purposes of the Plan, any such additional shares which are awarded will be considered Performance Stock issued pursuant to Section 8 of the Plan.
     (c) Notwithstanding the provisions of Section 1(a), all of the initial Grant of Restricted Stock shall immediately become nonforfeitable, but shall not be adjusted according to subsection (b) above,
          (i) in the event of a Change in Control; and,
          (ii) in the event that Grantee’s employment with the Company shall terminate prior to the second anniversary of the Date of Grant because of:
          (A) Retirement;
          (B) Disability; or
          (C) Death.
     (d) Before the Restricted Stock and Performance Stock referred to in this Section 1 are deemed nonforfeitable or earned, the Board must certify that the respective Management Objectives in subsections (b)(i) and (ii) have been satisfied.
     2. Forfeiture of Restricted Stock. Subject to Section 1(c), any Restricted Stock that has not theretofore become nonforfeitable shall be forfeited if the Grantee ceases to be continuously employed by the Company at any time prior to the applicable vesting date.
     3. Dividend, Voting and Other Rights. Except as otherwise provided herein, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such Stock and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of Stock, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Stock.

     4. Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Stock shall be issued in book entry form and held in a separate restricted account from all other shares registered in the name of the Grantee by the Company’s stock transfer agent or shall be held in custody by the Secretary of the Company, together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 1. In order for the Grant under this Agreement to be effective, the Grantee must sign and return the attached stock powers to the attention of the Secretary of the Company.
     5. Restrictions on Transfer of Restricted Stock. The Restricted Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until the shares have become nonforfeitable in accordance with Section 1. Any purported transfer, encumbrance or other disposition of the Restricted Stock that is in violation of this Section 5 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock
     6. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     7. Adjustments. The Committee may make any adjustments in the number and kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent dilution or enlargement of the Grantee’s rights under this Agreement that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) other corporate transaction or event having an effect similar to any of the foregoing. Furthermore, in the event of any transaction or event described or referred to in the immediately preceding sentence, the Committee may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all grants so replaced.
     8. Taxes and Withholding. To the extent that the Company is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any Restricted Stock or other amounts pursuant to this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of the shares to the Grantee that the Grantee shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.
     9. No Employment Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.
     10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary, unless provided otherwise in any such plan.
     11. Agreement Subject to the Plan. The Restricted Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Restricted Stock or its vesting.
     12. Recoupment. In the event the Committee invokes the recoupment remedy set forth in Section 25 of the Plan, Grantee will either forfeit the Restricted Stock or reimburse the Company for any proceeds received by the Grantee as a result of the sale of the formerly Restricted Stock, as applicable.
     13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.
     14. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
     15. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
     16. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Georgia..
     17. Notices. Any notice to the Company provided for herein shall be in writing to the Company at the principal executive office of the Company, marked Attention: Corporate Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail)..
     18. Certain Defined Terms. In addition to the following defined terms and terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.
     (a) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to the Plan, such committee or subcommittee.
     (b) “Change in Control” shall mean the occurrence during the term of any of the following events, subject to the provisions of Section 18(b)(vi) hereof:
(i)	the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company immediately prior to such transaction; or

(ii)	all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more entities or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company immediately prior to such transaction or series of transactions; or

(iii)	a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the Effective Date of the Plan) of the Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (i) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of the Board, or (ii) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Subsidiary; (x) any employee benefit plan of the Company or any Subsidiary; or (y) any person or group of which employees of the Company or of any Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group of which the Company is an affiliate; or

(iv)	a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the Effective Date of the Plan or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(v)	the Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Subsections (i), (ii), (iii) or (iv) and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Section 18(b), if the provisions of awards which provide for earlier exercise or earlier lapse of restrictions or conditions upon a Change in Control shall thereupon become immediately operative.

(vi)	Notwithstanding the foregoing provisions of this Section 18(b):

(A)	If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in Section 18(b)(v) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may, by notice to the Participant, nullify the effect thereof and reinstate the award as previously in effect, but without prejudice to any action that may have been taken prior to such nullification.

(B)	Unless otherwise determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section 18(b) solely because (X) the Company, (Y) a Subsidiary, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

     (c) “Committee” means the Compensation Committee of the Board, which shall consist of a committee of two (2) or more Nonemployee Directors appointed by the Board to exercise one or more administrative functions under the Plan.
     (d) “Director” means a member of the Board of Directors of the Company.
     (e) “Disability” means disability as determined under procedures established by the Committee for purposes of the Plan.
     (f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
     (g) “Nonemployee Director” means a Director who is not an employee of the Company or any Subsidiary.
     (h) “Retirement” means termination of employment (i) on or after attainment of age 65.
     (i) “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

FLOWERS FOODS, INC.
By:
Title:

Grantee

Address: